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                                  Exhibit 10.11

                 Employment agreement between EPL Technologies, Inc.

                                 and P L Devine

                 Director, President and Chief Executive Officer

                              as of January 1, 1997



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                              EMPLOYMENT AGREEMENT


         THIS AGREEMENT, made as of this 1st day of January, 1997, by and between EPL TECHNOLOGIES, INC., a Colorado corporation (hereinafter called "Company"), and PAUL L. DEVINE, an individual (hereinafter called "Employee").

                                   WITNESSETH:

         WHEREAS, Company wishes to employ Employee and Employee wishes to enter into the employ of Company on the terms and conditions contained in this Agreement.

         NOW, THEREFORE, in consideration of the facts, mutual promises and covenants contained herein and intending to be legally bound hereby, Company and Employee agree as follows:

                  1. Employment. Company hereby employs Employee and Employee hereby accepts employment by Company for the period and upon the terms and conditions contained in this Agreement.

                  2. Office and Duties.

                           (a) Employee shall serve Company generally as
Chairman of the Board, President and Chief Executive Officer during the term of this Agreement, with the rights and duties of such offices as are described in the Company's Bylaws or as are exercised by such officers in companies similarly situated as the Company and otherwise shall have such other authority and such responsibilities as Company reasonably may determine from time to time. Employee shall perform any other duties reasonably required by Company, and, if requested by Company, shall serve as an officer or director of Company or comparable position of any entity "controlled" (within the meaning of Rule 405 under the Securities Act of 1933, as amended) by the Company, without additional compensation.

                           (b) Throughout the term of this Agreement, Employee
shall devote his entire working time, energy, skill and best efforts to the performance of his duties hereunder in a manner which will faithfully and diligently further the business and interests of Company and shall not, during the term of this Agreement, actively engage in any other business activity, whether or not for profit; provided, however, that Employee may engage in such other business activity as is set forth in Exhibit A attached hereto to the extent such activity, in the aggregate, does not, in the reasonable judgment of Company, interfere with Employee's duties at the Company or compete with any aspect of the Company's business.


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                  3. Term. This Agreement shall commence as of 8:00 a.m.,
January 1, 1997 and shall continue until 11:59 p.m. on December 19, 2014.

                           (a) Early Termination by Company. Company may
terminate this Agreement upon the Employee suffering a "Disability" (as defined in Paragraph 7) or, at the end of the month in which the Employee dies or, otherwise, at any time, for any reason, immediately upon delivery of written notice of termination from the Company to Employee prior to the expiration of the term under Paragraph 3 (the date of such notice of early expiration of the term is hereinafter referred to as the "Early Termination Date"). However, in the event of such early termination (other than a termination due to death or Disability or for Cause, as described in Paragraph 10 of this Agreement), (i) the Employee shall have an additional reasonable period of time, at the Company's discretion, for no additional compensation, to gather his personal effects and documents from his office at the Company; (ii) the Employee shall continue to receive the sum of (A) his then applicable annual base salary under subparagraph 4(a) and (B) the average of the sum of all bonuses received by the Employee for the three complete calendar years prior to the year in which the Early Termination Date occurs, which bonuses were not identified by the Company's Board of Directors at the time of award as "extraordinary" bonuses, calculated as a yearly average (the "Average Bonus"), such sum of (A) and (B) to be payable in approximately equal installments in accordance with the Company's regular payroll practices from time to time, but not less frequently than monthly, up to and including the third anniversary of the Early Termination Date; and (iii) the Company shall remain obligated under Paragraph 5 of this Agreement as though this Agreement had not terminated and Employee were "Continuously Employed" (as defined in such Paragraph 5) until the later of (X) age 50 and (Y) the age of Employee on the Early Termination Date. In the event Employee is granted and takes a "Leave of Absence," under Paragraph 5 of six months or more, the Company's obligation to make payments to Employee under Sections 4(a) and 4(b) shall be suspended and any payments to Employee will be governed by Paragraph 5.

                           (b) Early Termination by Employee. Employee may
terminate this Agreement upon 270-days' written notice (other than for "Good Reason" as described in Paragraph 10 of this Agreement). However, in the event of such early termination (other than for "Good Reason" as described in Paragraph 10 of this Agreement), Employee shall remain obligated under Paragraph 13 of this Agreement for the period therein specified and the Company shall pay to the Employee the base salary and benefits otherwise payable to the Employee under Subparagraphs 4(a) and 4(c) through 4(f) through the last day of his actual employment by the Company and thereafter, the Company shall have no further


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obligation to the Employee other than possible benefits to be paid under
Paragraph 5.

                           (c) Upon any termination of Employee's employment
hereunder by the Company for any reason, or by the Employee for any reason, Employee shall be deemed to have resigned from all positions as an officer and/or director of the Company and of any entity controlled by the Company.

                  4. Compensation and Benefit Plans.

                           (a) For all of the service rendered by Employee to
Company, Employee shall receive an annual base salary of U.S. Two Hundred Seventy-Five Thousand Dollars ($275,000.00), payable in approximately equal installments in accordance with Company's regular payroll practices in effect from time to time, but not less frequently than monthly. On an annual basis, the Board of Directors of the Company shall review the Employee's performance under this Agreement to consider an increase in the Employee's annual base salary in accordance with that performance, in its sole discretion.

                           (b) In addition to Employee's base salary, Employee
may be entitled to certain bonuses as agreed and determined by the Board of Directors of the Company, in its sole discretion.

                           (c) Throughout the term of this Agreement and as long
as they are kept in force by Company, Employee shall be entitled to participate in, and shall be entitled to all benefits and service credits under all employee benefit, fringe benefit and perquisite plans, programs and arrangements of the Company which are made generally available from time to time by the Company to its managerial employees, including any profit sharing, retirement or pension plans, health, life, accident, disability insurance or sick leave plans or programs, bonus, stock option, stock appreciation rights or stock purchase plans, and deferred or incentive compensation plans. Such participation shall be on terms at least as favorable as those applicable to any other senior management employees of the Company.

                           (d) Company shall maintain life insurance on
Employee's life with a face amount equal to at least $1,000,000, of which Employee's Beneficiary shall be the sole beneficiary. For purposes of this Subparagraph 4(d), "Beneficiary" means the person or persons designated in writing by the Employee to receive the amounts payable hereunder or, if no such written designation is made, the Employee's spouse (if living at the date of the payment required hereunder), and otherwise to the Employee's issue per stirpes. To the extent that the Employee is required to recognize taxable income in connection with the


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provision of life insurance under this Subparagraph 4(d), the Company shall increase Employee's base annual salary under Subparagraph 4(a) such that, after any federal, state and local taxes due on such additional taxable income is paid, Employee's taxable income is no less than it would have been had no insurance been provided under this Subparagraph 4(d).

                           (e) Employee shall be entitled to twenty (20) days'
paid vacation during each year of the term of this Agreement, in addition to all days on which the principal offices of the Company are closed. Accrued but unused vacation days may be carried forward into succeeding years of the term of the Agreement, up to a maximum of sixty (60) days accruable at any time during the term of this Agreement; provided, however, that Employee may not take a vacation absence of longer than thirty (30) days without the prior consent of the Board or without the Board granting Employee a Leave of Absence. Any accrued unused vacation days in excess of such 60-day maximum shall be forfeited by the Employee; provided, however, that if Employee has failed to use such excess vacation days due to extraordinary and unanticipated business circumstances, at the request of the Company's Board of Directors, then such excess vacation days not so taken shall be added to such 60-day maximum. Upon termination of employment, whether by the Company or Employee, (other than a termination by Employee for other than "Good Reason" or a termination by the Company for "Cause"), Employee shall be entitled to payment for any accrued but unused vacation days (not forfeited by the other requirements of this Paragraph) at a rate equal to the Employee's base salary (as determined under Subparagraph 4(a) of this Agreement) in effect at the time of such termination of employment. At any time, Employee may seek, and the Board of Directors may grant, a Leave of Absence for Employee, not requiring the use of unused vacation days, for any period that the Board of Directors, in its sole discretion, may allow, it being understood that it is not expected that any Leave of Absence would exceed a six-month period. A "Leave of Absence" shall mean any temporary absence from active employment authorized (but not required) by the Company for education, family sickness, military duty or other similar reasons. During any Leave of Absence of up to six months, Employee shall continue to receive his base salary, payable in accordance with prior practice, and for any Leave of Absence in excess of six months, to the extent allowed by the Board of Directors, Employee shall receive such continued compensation, if any, as the Board may determine, in its sole discretion.

                           (f) Company will reimburse Employee for all
reasonable expenses incurred by Employee in connection with the performance of Employee's duties hereunder upon receipt of itemized accounts of such expenditures and in accordance with Company's regular reimbursement procedures and practices in


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effect from time to time. In addition the Company, for its own benefit and convenience, shall provide Employee with living accommodations and an automobile for the Employee's use. Such living accommodations and motor vehicle shall be reasonably selected by Employee.

                  5. Retirement Benefit. The Employee shall be entitled to receive a retirement benefit under this Paragraph 5 if he remains Continuously Employed by Company until age 50. For purposes of this Agreement, the phrase "Continuously Employed" shall include periods when the Employee has sustained a Disability and qualifies for disability payments under Paragraph 7 of this Agreement and Leaves of Absences of up to six months or such longer period as the Board of Directors, in its sole discretion, may allow.

                           (a) Amount of Benefit.

                                    (i)  Retirement At Age 65. If Employee is
eligible to receive a retirement benefit under this Paragraph 5 and elects to commence receipt of such benefit at age 65, then Company shall pay Employee a monthly benefit equal to fifty percent (50%) of his "Pension Compensation" (as defined herein), less any retirement benefit received by Employee from any other defined benefit pension plan or arrangement maintained by Company. For purposes of this Agreement, "Pension Compensation" shall mean the sum of (A) the average of the Employee's base salary payable under Paragraph 4(a), calculated on an annual basis, during the final three complete calendar years of Employee's employment by the Company prior to retirement and (B) the average of the Employee's bonuses received by the Employee for the final three complete calendar years of the Employee's employment by the Company prior to retirement and which were not identified by the Company's Board of Directors at the time of award as "extraordinary" bonuses.

                                    (ii) Retirement Before or After Age 65.  If
Employee is eligible to receive a retirement benefit under this Paragraph 5 and elects to commence receipt of such benefit before or after age 65 then Company shall pay Employee a monthly benefit equal to the benefit payable under Subparagraph 5(a)(i) of this Agreement, reduced (in the event of commencement before age 65) or increased (in the event of commencement after age 65) by 6%
  per each full year by which benefits commence earlier or later than Employee's sixty-fifth birthday, as the case may be; provided, however, that Employee shall give not less than 270 days' prior notice of retirement before age 60.

                           (b) Form of Payment. Generally, any benefit under
this Paragraph 5 shall be paid in equal monthly installments for the lifetime of the Employee. However, the


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present value of such benefit (determined by applying reasonable actuarial factors that would be permissible under a defined-benefit pension plan qualified under Section 401(a) of the Internal Revenue Code or as otherwise mutually agreed to by Company and Employee) may be paid according to any other schedule or in any other form mutually agreed to by Company and Employee.

                  6.       Grant of Options.

                           (a) Entitlement. Employee shall be entitled to such
grants of options to acquire the common stock of the Company, as may be determined by the Board of Directors of the Company from time to time in its sole discretion.

                           (b) Withholding of Taxes. Whenever the Company
proposes or is required to deliver or transfer options or shares of common stock pursuant to this Agreement or the exercise of any option, the Company shall have the right to (i) require Employee to remit to the Company or to withhold from Employee directly amounts sufficient to satisfy any federal, state and/or local withholding tax requirements, prior to the delivery or transfer of any certificates for such options or shares of common stock, or (ii) take whatever action it deems necessary to protect its interest with respect to tax liabilities.

                           (c) Terms of Option Exercise. Each option granted
under subparagraph 6(a) above shall contain such other terms and conditions as are permitted under the terms of any then applicable stock option plan of the Company as the committee or the Board of Directors administering any such plan may elect, in its sole discretion, except to the extent necessary to preserve the status of any option granted as an incentive stock option to continue to qualify as an incentive stock option under Section 422 of the Internal Revenue Code.

                           (d) Mechanics of Exercise. When exercisable, any
option granted hereunder may be exercised by written notice to the Company specifying the number of shares to be issued upon exercise of the option (the "Option Shares") and, to the extent such Option Shares are not then covered by an effective registration statement under the Securities Act of 1933, as amended, on Form S-8, Form S-3 or otherwise, containing the Employee's acknowledgment, in form and substance satisfactory to the Company, that the Employee (i) is purchasing such Option Shares for investment and not for distribution or resale and (ii) has been advised and understands that such Option Shares may not be transferred without compliance with all applicable federal or state securities laws.




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                  7.       Disability.

                           If Employee becomes substantially unable to perform
his duties hereunder due to partial or total disability or incapacity resulting from a mental or physical illness, injury or any other cause for a period of 180 consecutive days or 120 non-consecutive days in any 365 day period (hereinafter referred to as a "Disability"), Company will continue for one year (or until the cessation of such Disability) to pay the Employee his annual base salary (as determined under Subparagraph 4(a)) in effect immediately prior to the onset of such Disability. Thereafter, until such Disability ceases or Employee attains age 65, on the first day of every month Company shall pay to Employee an amount equal to five percent (5%) of his annual base salary (as determined under Subparagraph 4(a)) in effect immediately prior to the onset of such Disability. Notwithstanding the foregoing, if the Company, prior to the onset of any Disability, has purchased group or individual disability insurance that covers the Employee (benefits under such policies are hereinafter referred to as "Disability Insurance Benefits"), the Company shall pay to the Employee under the preceding two sentences only the amount by which the requirements of such sentences exceed the amount of Disability Insurance Benefits to be received by Employee.

                  8.       Death.

                           (a) If Employee dies while entitled to disability
payments under Paragraph 7 of this Agreement or while actively employed by Company, Company shall continue to pay to his Beneficiary installments of Employee's annual base salary (as determined under Subparagraph 4(a) of this Agreement) in effect immediately prior to his death until the end of the month in which Employee died. Any amount paid under this Section 8 shall be in addition to benefits provided under Subparagraph 4(d).

                           (b) For purposes of this paragraph 8, "Beneficiary"
means the person or persons designated in writing by the Employee to receive the amounts payable hereunder or, if no such written designation is made, the Employee's spouse (if living at the date of the payment required hereunder), and otherwise to the Employee's issue per stirpes.

                  9.       Change in Control.

                           (a) Definition. For purposes of this Agreement, the
term "Change in Control" shall mean any of the following:

                                    (i) any person (as such term is used in
Sections 3(a)(9), 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act")), other than the Company, a



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subsidiary of the Company, an employee benefit plan (or related trust) of the
Company or a direct or indirect subsidiary of the Company, or affiliates of the Company (as defined in Rule 12b-2 under the Exchange Act), becomes the beneficial owner (as determined pursuant to Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities (provided that for purposes of this determination, a person shall not be deemed the beneficial owner of securities of which such person has the right to acquire beneficial ownership if such right has not been exercised and such right was acquired directly from the Company); or

                                (ii) the liquidation or dissolution of the
Company or the occurrence of a sale of all or substantially all of the assets of the Company to an entity which is not a direct or indirect subsidiary or parent of the Company; or

                               (iii) the occurrence of a reorganization,
merger, consolidation or other similar transaction or connected series of transactions of the Company as a result of which either (a) the Company does not survive or (b) pursuant to which shares of the Company common stock ("Common Stock") would be converted into cash, securities or other property, unless, in case of either (a) or (b), the holders of the Company's Common Stock immediately prior to such transaction will, following the consummation of the transaction, beneficially own, directly or indirectly, (x) more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company surviving, continuing or resulting from such transaction (the "Successor") or (y) beneficially own voting securities in the Successor in substantially the same proportion in which they beneficially owned the Company's Common Stock immediately prior to such transaction; or

                                (iv) the occurrence of a reorganization,
merger, consolidation, or similar transaction of the Company, or before any connected series of such transactions, if, upon consummation of such transaction or transactions, the persons who are members of the Board of Directors of the Company immediately before or at the time of execution of an agreement providing for such transaction or transactions cease to constitute a majority of the Board of Directors of the Company or, in a case where the Company does not survive in such transaction, of the corporation surviving, continuing or resulting from such transaction or transactions; or

                                (v) any other event which is at any time
designated as a "Change in Control" for purposes of this Agreement by a resolution adopted by the Board of Directors of



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the Company with the affirmative vote of a majority of the nonemployee directors in office at the time the resolution is adopted; in the event any such resolution is adopted, the Change in Control event specified thereby shall be deemed incorporated herein by reference and thereafter may not be amended, modified or revoked without the written agreement of the Employee.

                           (b) Payment Upon a Change in Control. If a Change in
Control occurs during the Employee's employment with the Company, the Company shall immediately upon such Change in Control pay the Employee an amount equal to 2.99 multiplied by the Employee's "base amount" (as that term is defined in Section 280G of the Internal Revenue Code).

                  10.      Termination for Cause or Good Reason.

                           (a) Cause. For purposes of this Agreement, the term
"Cause" means (i) the willful failure by Employee to substantially perform his duties or obligations hereunder (other than any such failure resulting from Employee's Disability or Leaves of Absence to which Employee is entitled hereunder and other than breaches of the covenants set forth in Paragraphs 12 and 13 hereof, which events are governed by clause (iv) below), resulting, or reasonably likely to result, in material economic harm to the Company; provided such failure remains uncured for a period of 30 days after written notice describing the same is received by the Employee; provided, further that isolated or insubstantial failure shall not constitute Cause hereunder, (ii) Employee's conviction (which, through lapse of time or otherwise, is not subject to appeal) of any felonious crime or any other offense if it involves money or other property of the Company or any of its subsidiaries; provided, that any such crime or offense results in material injury to the Company, (iii) use of alcohol or any unlawful controlled substance to the extent that it interferes on a continuing and material basis with the performance of Employee's duties under the Agreement or (iv) any material breach by Employee of the terms of Paragraphs 12 and 13 of this Agreement. For purposes of the definition of "Cause" under this Agreement, no act, or failure to act, on Employee's part shall be considered "willful" if it was done, or omitted to be done, in good faith and with reasonable belief that such action or omission was in the best interest of the Company. Employee shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Employee a copy of the resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board, at a meeting of the Board (after notice to Employee and an opportunity for Employee, together with Employee's counsel, to be heard before the Board prior to its taking such action), finding that in the opinion of the Board, Employee engaged in conduct set forth above in clauses
(i)-(iv) above, and specifying the


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particulars thereof. Upon Employee's termination for Cause by the Company,
Employee shall be entitled to receive his annual base salary through the day on which his termination occurs, together with any other compensation and benefits to which Employee may be entitled under applicable plans, programs and agreements of the Company.

                           (b) Good Reason. For purposes of this Agreement,
"Good Reason" shall mean (i) a material adverse change in the Employee's title or responsibilities (including a failure by the Board to elect Employee as Chairman of the Board), or the assignment to the Employee of any duties inconsistent with his position; (ii) a material reduction in the authority of the Employee; or (iii) a failure to increase the salary payable to Employee under Paragraph 4(a) for three consecutive full calendar years or any reduction in such annual salary. Notwithstanding any other provision of this Agreement, Employee may terminate this Agreement at any time for "Good Reason"; provided that Employee has provided written notice to the Company that an event included in the definition of "Good Reason" has occurred, specifying such event and stating that unless such event is cured within the 30 day period described below, that Employee will terminate this Agreement, and such event continues uncured for 30 days after such written notice from the Employee has been received by the Company. In the event of such resignation and termination, Employee shall have no further obligations or liabilities hereunder except as provided in Paragraph 13.

                  11. Severance Payment. In the event the Employee terminates his employment for Good Reason or is terminated by the Company without Cause, the Employee shall be entitled to (i) continued annual base salary payments payable under Paragraph 4(a) and (ii) the Average Bonus calculated under Paragraph 3(a) for the three years preceding the year of termination of Employee's employment, each of the amounts in clauses (i) and (ii) payable in approximately equal installments less applicable withholding, pursuant to the Company's regular payroll practices, but in no event less frequently than monthly, for a period of three years following termination of his employment, and any other compensation and benefits to which Employee may be entitled under applicable plans, programs and agreements of the Company, pro rated through the date of the Employee's termination of employment, the aggregate of all such amounts to be reduced by any amount paid under Paragraph 9 of this Agreement within the three years prior to such termination.

                  12. Company Property. All advertising sales, manufacturers' and other materials or articles or information, including without limitation data processing reports, customer sales analyses, invoices, price lists or information, samples, product formulations and formulas, or any other materials or data


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of any kind furnished to Employee by Company, or developed by Employee on behalf of Company or at Company's direction or for Company's use or otherwise in connection with Employee's employment hereunder or prior to the date hereof, are and shall remain the sole and confidential property of Company; if Company requests the return of such materials at any time during or at or after the termination of Employee's employment, Employee shall immediately deliver the same to Company.

                  13.      Noncompetition, Trade Secrets, Etc.

                           (a)      During the term of this Agreement and for a
period of three (3) years after the termination of his employment with Company for any reason whatsoever, whether by the Company or Employee, Employee shall not directly or indirectly induce or attempt to influence any employee of Company to terminate his or her employment with Company and shall not engage in (as a principal, partner, director, officer, agent, employee, consultant or otherwise) or be financially interested in any business operation within North America or the United Kingdom of Great Britain and Northern Ireland or any other country which is a member of the European Union on the date hereof (the "Territory") which is involved in business activities which are the same as, similar to or in competition with business activities carried on by Company or being definitely planned by Company, at the time of the termination of Employee's employment. However. nothing contained in this Paragraph 13 shall prevent Employee from holding for investment no more than five percent (5%) of any class of equity securities of a company whose securities are traded on a national securities exchange.

                           (b)      During the term of this Agreement and at all
times thereafter, Employee shall not use for his personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company other than the Company, any material referred to in Paragraph 12 above or any information regarding the business methods, business policies, procedures, techniques, research or development projects or results, trade secrets, or other knowledge or processes of or developed by the Company or any names and addresses of customers or clients or any data on or relating to past, present or prospective customers or clients or any other confidential information relating to or dealing with the business operations or activities of Company, made known to Employee or learned or acquired by Employee while in the employ of Company.

                           (c)      Any and all writing, inventions,
improvements, processes, procedures and/or techniques which Employee may make, conceive, discover or develop, either solely or jointly with any other person or persons, at any time during


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the term of this Agreement, whether during working hours or at any other time and whether at the request or upon the suggestion of the Company or otherwise, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by the Company, including developments or expansions of its present field of operations, shall be the sole and exclusive property of Company. Employee shall make full disclosure to Company of all such writings, inventions, improvements, processes, procedures and techniques, and shall do everything necessary or desirable to vest the absolute title thereto in Company. Employee shall write and prepare all specifications and procedures regarding such inventions, improvements, processes, procedures and techniques and otherwise aid and assist Company so that Company can prepare, at the Company's expense, and present applications for copyright or Letters Patent therefore and can secure such copyright or Letters Patent wherever possible, as well as reissues, renewals, and extensions thereof, and can obtain the record title to such copyright or patents so that Company shall be the sole and absolute owner thereof in all countries in which it may desire to have copyright or patent protection. Employee shall not be entitled to any additional or special compensation or reimbursement regarding any and all such, writings, inventions, improvements, processes, procedures and techniques.

                           (d)      Employee acknowledges that the restrictions
contained in the foregoing subparagraphs 13(a), (b) and (c,), in view of the nature of the international business in which Company is engaged, including the definition of the Territory, are reasonable and necessary in order to protect the legitimate interests of Company, and that any violation thereof would result in irreparable injuries to Company, and Employee therefore acknowledges that, in the event of his violation of any of these restrictions, Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Company may be entitled.

                           (e)      If the period of time or the area specified
in subparagraph (a) above should be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such number of months or the area shall be reduced by the elimination of such portion thereof or both so that such restrictions may be enforced in such area and for such time as is adjudged to be reasonable. If Employee violates any of the restrictions contained in the foregoing subparagraph (a), the restrictive period shall not run in favor of Employee from the time of the commencement of any such violation until such time as such

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violation shall be cured by Employee to the satisfaction of Company.


                  14. Prior Agreement. Employee represents to Company (a) that there are no restrictions, agreements or understandings whatsoever to which Employee is a party which would prevent or make unlawful his execution of this Agreement or his employment hereunder, (b) that his execution of this Agreement and his employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which he is a party or by which she is bound and (c) that he is free and able to execute this Agreement and to enter into employment by Company.

                  15.      Miscellaneous.

                           (a)      Indulgences, Etc.  Neither the failure nor
any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

                           (b)      Controlling Law.  This Agreement and
questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, and without the aid of any canon, custom or rule of law requiring constriction against the draftsman.

                           (c)      Notices.  All notices, request, demands and
other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when delivered (personally, by courier service such as Federal Express, or by other messenger) or when deposited in the United States mails, registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

                                    (i)     If to Employee:

                                            Paul L. Devine
                                            c/o David Dalgano
                                            Warner Cranston


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
                                            Pickfords Wharf
                                            Clink Street
                                            LONDON SE 1 9DG, UK





                                           (ii)If to Company:

                                            EPL Technologies, Inc.
                                            2 International Plaza
                                            Suite 245
                                            Philadelphia, PA 19113-1507
                                            Attention:  Secretary

                  Notice by mail, if posted outside of the continental United States, shall be by air mail. Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.

                           (d) Binding Nature of Agreement. This Agreement shall
be binding upon and inure to the benefit of Company and its successors and assigns and shall be binding upon Employee, his heirs and legal representatives.

                           (e) Execution in Counterparts. This Agreement may be
executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This agreement shall become binding when one or more counterparts hereof individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

                           (f) Provisions Separable. The provisions of this
Agreement are independent of and separable from each other and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

                           (g) Entire Agreement. This Agreement contains the
entire understanding among the parties hereto with respect to subject matter hereof, and supersedes all prior and contemporaneous agreements, and understanding, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

                           (h) Paragraph Headings. The paragraph headings in
this Agreement are for convenience only; they form no part of this Agreement and shall not affect its construction or interpretation.

                           (i) Plurality, etc. Words used herein, regardless of
the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

                           (j) Number of Days. In computing the number of days
for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday, or holiday on which federal banks are or may elect to be closed, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or such holiday.

                           (k) Enforcement. If the Employee determines in good
faith that the Company or any successor, has failed to comply with its obligations under this Agreement, or if the Company or any successor or any other person takes any action to declare this Agreement void or unenforceable in whole or in part, or institutes any legal action or arbitration proceeding with respect to this Agreement, the Company hereby irrevocably authorizes the Employee from time to time to retain counsel of the Employee's choice, at the expense of the Company, to represent the Employee in connection with any and all actions and proceedings, whether by or against the Company, any acquiror or successor, or any director, officer, stockholder or other person affiliated with any of the foregoing, which may adversely affect the Employee's rights hereunder. In such event, the Company shall reimburse the Employee for all of the Employee's reasonable costs and expenses (including reasonable attorney's fees) incurred and expended in connection with enforcement.

                           (l) Excise Tax Matters. It is the intention of the
Company that the Employee not be required to incur any expenses associated with determination of the amount of any excess parachute payment under Internal Revenue Code Section 280G or the amount of any excise tax imposed on the Employee pursuant to Internal Revenue Code Section 4999 (or any successor provisions thereto). Therefore, the Company agrees to pay all expenses, including the expenses of the Company's independent certified accountant and tax counsel, related to the determination of any excess parachute payment and excise tax, and to pay the legal costs and expenses of any tax audit of the Employee to the extent such expenses relate to the payment of such excise taxes.

                           (m) Attachment. Neither this Agreement nor any
benefit payable hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or change or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntarily or involuntarily, to effect such action shall be void and of no effect.

                           (n) Type of Arrangement and Status. It is the
intention of the parties that this Agreement constitutes an unfunded arrangement for Federal Income Tax purposes and for purposes of Title I of ERISA, and is an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees. The Employee's interest under this Agreement is that of a general unsecured creditor of the Company.

         IN WITNESS WHEREOF, the parties have executed and delivered that Agreement as of the date first above written.


                                         EPL TECHNOLOGIES, INC. ("Company")

                                         /s/ Timothy B Owen
                                         -----------------------------------
                                         By: Timothy B. Owen, Secretary

                                         [Corporate Seal]



ATTEST:                                  EMPLOYEE

                                         /s/ Paul L Devine
________________________                 _____________________________(SEAL)
                                         PAUL L. DEVINE


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

                                    EXHIBIT A

                            Other Business Activities







1.       Chairman - Critical Audit Limited



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